PRESS RELEASE

Contact:	Investors and Media:
Symmetry Medical Inc.	The Ruth Group
Fred L. Hite	Zack Kubow
Senior Vice President	(646) 536-7020
Chief Financial Officer	zkubow@theruthgroup.com
(574) 371-2218

Symmetry Medical Reports First Quarter 2013 Financial Results

Reiterates 2013 Financial Guidance

First Quarter Highlights:

•	Revenue of $98.9 million, down 2% year-over-year
•	OEM Solutions revenue of $76.7 million, up 4% year-over-year
•	Gross margin of 25.4% compared to 25.0% year ago
•	Operating income of $3.9 million; as adjusted operating income of $7.4 million, down 26% year-over-year
•	Net loss of $0.3 million; as adjusted net income of $2.3 million, down 28% year-over-year
•	Generated strong cash from operations of $11.4 million
•	Leverage ratio at 3.3

WARSAW, Ind., May 2, 2013 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced first quarter 2013 financial results for the period ended March 30, 2013.

	First Quarter			Vs Prior Quarter
(in millions, except per share data)	2013	2012	Change	1Q'13	4Q'12	Change
Revenue	$98.9	$100.7	-2%	$98.9	$106.6	-7%
Operating income	3.9	6.1	-36%	3.9	8.7	-55%
Net income (loss)	(0.3)	0.8	-138%	(0.3)	2.9	-110%
EPS	$(0.01)	$0.02	-150%	$(0.01)	$0.08	-113%

As Adjusted Non-GAAP*
Operating income*	$7.4	$10.0	-26%	$7.4	$13.7	-46%
Net income*	2.3	3.2	-28%	2.3	6.1	-62%
EPS*	$0.06	$0.09	-33%	$0.06	$0.17	-65%

* Excludes non-cash charges for stock compensation expense, amortization of intangible assets and debt issuance costs, as well as charges for management transition costs, acquisition related costs, facility closure and severance, SEC related legal costs and legal entity restructuring costs. See “As Adjusted Financial Measures” below.

(in millions, except per share data)	First Quarter			Vs Prior Quarter
Revenue by Product: by Segment	2013	2012	Change	1Q'13	4Q'12	Change
OEM Solutions Revenue
Instruments	$28.2	$27.0	4%	$28.2	$30.0	-6%
Implants	26.0	24.8	5%	26.0	26.5	-2%
Cases	16.4	15.9	3%	16.4	13.9	18%
Other	6.1	6.3	-3%	6.1	7.7	-21%
Total OEM Solutions Revenue	$76.7	$74.0	4%	$76.7	$78.1	-2%
Symmetry Surgical Revenue	22.2	26.7	-17%	22.2	28.5	-22%

Total Revenue	$98.9	$100.7	-2%	$98.9	$106.6	-7%

Revenue for the first quarter 2013 was $98.9 million, compared to $100.7 million in the same period last year. The year-over-year revenue decrease was driven by lower sales in the Company’s Symmetry Surgical segment, partially offset by growth in the OEM Solutions segment.

The increase in revenue in the Company’s OEM Solutions segment to $76.7 million in the first quarter 2013 from $74.0 million in the first quarter 2012 was driven by increased sales in the Instruments, Implants and Cases categories, reflecting stable customer spending on instruments and cases and improved demand for implants from OEM customers. This was partially offset by slightly lower sales in the Other (Aerospace) category. First quarter 2013 OEM Solutions segment revenue was also impacted by $0.1 million, or -0.2%, due to the unfavorable impact of foreign currency exchange rates. On a sequential basis, first quarter 2013 OEM Solutions revenue was down 1.8% compared to the fourth quarter 2012, primarily driven by lower demand in the Instruments, Implants and Other categories versus a strong fourth quarter, partially offset by increased Case customer demand due to product launches.

The decrease in revenue of 16.9% in the Company’s Symmetry Surgical segment to $22.2 million in the first quarter 2013 from $26.7 million in the first quarter 2012 was primarily due to transition-related sales disruptions with certain U.S. customers and transitions to distributorships in the rest of the world related to the integration of the Codman surgical instruments business into Symmetry Surgical. On a sequential basis, first quarter 2013 Symmetry Surgical revenue was down 22.1% compared to the fourth quarter 2012, impacted to a lesser degree by the same domestic and international sales disruptions as well as the inclusion of a one-time purchase of $2.9 million by an OEM Solutions customer who was served by Symmetry Surgical in the fourth quarter 2012. Excluding this one-time purchase, Symmetry Surgical segment revenue decreased 13.2% sequentially.

Gross profit for the first quarter 2013 and the first quarter 2012 was $25.1 million. Gross margin percentage for the first quarter 2013 was 25.4%, compared to 25.0% in the first quarter 2012. The increase in gross margin was driven by strength in OEM Solutions gross margin, which was primarily driven by improvements in scrap, consumables, and efficiencies resulting from the Company’s lean initiatives. This was partially offset by a lower percentage of revenue from the Company’s higher margin Symmetry Surgical segment as compared to the same period last year.

Sales, marketing, general and administrative expenses in the first quarter 2013 were $20.0 million, compared to $17.8 million in the same period last year. The increase in the first quarter 2013 was primarily due to increased infrastructure costs in the Symmetry Surgical segment. The first quarter 2013 also included a $0.6 million increase in healthcare cost, $0.3 million of Medical Device Excise Tax, and a $0.5 million increase in acquisition related expenses. This was partially offset by the reduction of $0.2 million in amortization expenses.

Operating income for the first quarter 2013 was $3.9 million, compared to $6.1 million in the same period last year. Operating margin was 3.9% in the first quarter 2013, compared to 6.0% in the same period last year. Excluding amortization of intangible assets, stock compensation expense, management transition costs, acquisition related costs, SEC-related legal costs, and facility closure and severance costs, operating income for the first quarter 2013 was $7.4 million, compared to $10.0 million in the same period last year. The decrease was primarily driven by lower revenue in the Symmetry Surgical segment.

Interest expense for the first quarter 2013 was $4.6 million, compared to interest expense of $5.1 million in the same period last year. This decrease was driven by the Company’s focus on reducing debt related to the Codman surgical instruments acquisition, which was completed in December 2011.

Income tax benefit for the first quarter 2013 was $0.3 million, compared to income tax expense of $0.5 million in the same period last year, driven by the decrease in pre-tax income as well as the January 2013 reinstatement of the Federal research and development tax credit and is effective retrospectively for 2012.

Net loss for the first quarter 2013 was $0.3 million, or $(0.01) per diluted share, compared to net income of $0.8 million, or $0.02 per diluted share, in the same period last year. Excluding amortization of intangible assets, amortization of debt issuance costs, stock compensation expense, management transition costs, acquisition related costs, SEC-related legal costs, and facility closure and severance costs, net income for the first quarter 2013 was $2.3 million, or $0.06 per diluted share, compared to $3.2 million, or $0.09 per diluted share in the same period last year.

The weighted average number of diluted shares outstanding during the first quarter of 2013 was 36,275,347.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “We are pleased with the continued strengthening of our OEM Solutions segment with its third consecutive quarter of year over year growth. This segment remains well positioned for continued revenue growth commensurate with the orthopedic procedure market and to benefit from our ongoing efforts to improve operational efficiency. In our Symmetry Surgical segment, we experienced revenue weakness in both the U.S. and International markets as we struggled with specific elements of our late 2012 transactional integration of the Codman surgical instruments business. Domestically, we continue to align customer-specific purchasing transactions to Symmetry Surgical. Internationally, sales to our new distributors have been weak as they transition regulatory authorizations; establish awareness with their hospital customers; and ramp up country specific marketing and sales activities. While we are disappointed with our Symmetry Surgical sales results, we believe we have identified the issues and are implementing corrective actions that we expect will gradually reinvigorate growth in Symmetry Surgical by year end. Despite these segment specific challenges, we are maintaining our overall 2013 guidance.”

Financial Guidance

The following forward-looking estimates regarding 2013 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

Based on the first quarter 2013 results and the current outlook for the remainder of the year, the Company is reiterating its financial guidance for the full year 2013. The Company expects full year 2013 revenue to be in the range of $420 million to $440 million. The Company expects full year 2013 GAAP earnings per diluted share to be in the range of $0.35 to $0.47 and full year 2013 as adjusted* earnings per diluted share to be in the range of $0.64 to $0.76. This includes a negative $0.03 impact of the Medical Device Excise Tax in G&A expense. The as adjusted* earnings per diluted share guidance excludes the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, severance costs and other one-time expenses. These items are expected to negatively impact full year 2013 GAAP earnings per diluted share by approximately $0.29.

Diluted earnings per share – GAAP	$0.35 - $0.47

Estimated Amortization	($0.16)
Estimated stock compensation expense	($0.08)
Estimated all other adjustments	($0.05)

Diluted earnings per share – as adjusted*	$0.64 - $0.76

Conference Call

Symmetry Medical will host a conference call to discuss the first quarter 2013 financial results at 8:00 a.m. ET on May 2, 2013. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (888) 895-5271 for domestic callers and (847) 619-6547 for international. The confirmation number for both is 34716482 (please reference “Zack Kubow” as host and “Symmetry Medical” as the Company). After the live webcast, the call will remain available on Symmetry Medical’s website through August 2, 2013. In addition, a telephonic replay of the call will be available until May 9, 2013. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use passcode 3471 6482#.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted* measures, including adjusted operating income, net income and EPS, shown in this release exclude the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, legal entity restructuring costs, SEC-related legal costs, management transition costs, and facility closure and severance costs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

	Three Months Ended
	March 30,	March 31,
	2013	2012
	(In Thousands, Except Per Share Data, Unaudited)

Revenue	$98,864	$100,685
Cost of revenue	73,720	75,541

Gross profit	25,144	25,144

Research and development expenses	1,164	893
Sales and marketing expenses	7,120	7,144
General and administrative expenses	12,838	10,672
Facility closure and severance	129	373

Operating income	3,893	6,062
Other (income) expense:
Interest expense	4,617	5,144
Derivatives valuation loss	193	-
Other	(314)	(398)

Income (loss) before income taxes	(603)	1,316
Income tax expense (benefit)	(309)	486

Net income (loss)	$(294)	$830

Net income (loss) per share:
Basic	$(0.01)	$0.02

Diluted	$(0.01)	$0.02

Weighted average common shares and equivalent shares outstanding:
Basic	36,275	35,895
Diluted	36,275	36,238

Symmetry Medical Inc.

Consolidated Balance Sheets

In Thousands

	March 30,	December 29,
	2013	2012
	(unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$14,901	$9,815
Accounts receivable, net	56,671	62,593
Inventories	66,717	64,437
Refundable income taxes	6,125	4,904
Deferred income taxes	7,803	7,878
Derivative valuation asset	49	242
Other current assets	4,608	4,145

Total current assets	156,874	154,014
Property and equipment, net	95,440	98,046
Goodwill	228,517	229,134
Intangible assets, net of accumulated amortization	114,386	116,403
Other assets	7,259	7,721

Total Assets	$602,476	$605,318

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$31,716	$27,863
Accrued wages and benefits	10,090	9,354
Other accrued expenses	7,381	10,028
Accrued income taxes	71	-
Derivative valuation liability	464	513
Current portion of capital lease obligations	490	492
Current portion of long-term debt	11,111	11,111

Total current liabilities	61,323	59,361
Accrued income taxes	7,124	7,035
Deferred income taxes	18,310	17,910
Derivative valuation liability	3,381	3,883
Other liabilities	866	869
Capital lease obligations, less current portion	1,286	1,417
Long-term debt, less current portion	198,789	200,113

Total Liabilities	291,079	290,588

Commitments and contingencies

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued March 30, 2013--37,276; December 29, 2012--36,795	4	4
Additional paid-in capital	287,854	287,453
Retained earnings	25,973	26,267
Accumulated other comprehensive income (loss)	(2,434)	1,006

Total Shareholders' Equity	311,397	314,730

Total Liabilities and Shareholders' Equity	$602,476	$605,318

Reconciliation of As Adjusted Financial Measures

	Three Months Ended
	March 30,	December 29,	March 31,
	2013	2012	2012
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income, as reported	$3,893	$8,697	$6,062
Adjustments:
Amortization of intangible assets	1,776	2,002	2,012
Stock compensation expense (1)	962	957	946
Management transition costs	-	58	58
Acquisition related costs (2)	591	1,932	379
SEC-related legal costs (3)	-	-	121
Facility closure and severance	129	26	373

Operating income, as adjusted	$7,351	$13,672	$9,951

Net income, as reported	$(294)	$2,923	$830
Adjustments:
Amortization of intangible assets	1,154	1,301	1,308
Amortization of debt issuance costs	303	279	227
Stock compensation expense (1)	625	622	615
Management transition costs	-	38	38
Acquisition related costs (2)	384	1,256	247
SEC-related legal costs (3)	-	-	(334)
Facility closure and severance	84	17	242
Legal entity restructuring (4)	-	(333)	-

Net income, as adjusted	$2,256	$6,103	$3,173

Earning per diluted share, as reported	$(0.01)	$0.08	$0.02
Impact of adjustments	0.07	0.09	0.07

Earning per diluted share, as adjusted	$0.06	$0.17	$0.09

(1) Stock compensation expense is included in three adjustment categories; stock compensation expense, acquisition related costs and management transition costs.

(2) Acquisition related costs include costs associated with professional fees in all periods presented. Additionally, first quarter 2012 includes non-cash purchase accounting inventory step-up of $274.

(3) First quarter 2012 includes professional fees associated with the informal SEC inquiry which concluded in early 2012 and cash received by the Corporation from two executive officers related to the settlement of the informal SEC inquiry, which was reported in Other Income in the statement of operations.

(4) Legal entity restructuring during fourth quarter 2012 includes a net unfavorable income tax impact.

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